SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of the 13th day of September, 2013, by and between Glowpoint, Inc. (“Glowpoint” or the “Company”) and Steven B. Peri (“Peri”). As used herein, “Parties” means, collectively, Glowpoint and Peri, and “Party” means either Glowpoint or Peri. Terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS

WHEREAS, Glowpoint and Peri are parties to that certain Employment Agreement dated August 15, 2012 (the “Employment Agreement”); and
WHEREAS, Glowpoint desires to terminate Peri’s role as Executive Vice President, General Counsel and Secretary. Therefore, Glowpoint and Peri agree that as of 11:59 p.m. ET on September 15, 2013 (the “Effective Date”), Glowpoint will have terminated Peri’s employment as Executive Vice President, General Counsel and Secretary, without Cause, and Peri shall resign from his positions as a director, officer and employee of Glowpoint and any of its subsidiaries, including his position of Executive Vice President, General Counsel and Secretary; and
WHEREAS, in connection therewith, effective as of the Effective Date, Peri is relinquishing certain rights in, to and under the Employment Agreement, all bonuses relating to past and pending matters benefiting Glowpoint (except as expressly provided below) and any other interests he might claim arising from his efforts as Executive Vice President, General Counsel and Secretary, and Glowpoint desires to provide the payments and other consideration specified herein.
NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties agree as follows:
1.Termination of Service. Effective as of the close of business on the Effective Date, Glowpoint shall have terminated Peri’s employment as Executive Vice President, General Counsel and Secretary, without Cause, and Peri shall resign, and Glowpoint shall accept such resignation, from all his positions as a director, officer and employee of Glowpoint and any of its subsidiaries, including his position of Executive Vice President, General Counsel and Secretary.
2.    Consideration. Glowpoint agrees to pay Peri (a) an aggregate $125,000 in respect of the amounts payable under Section 3.3(a) of the Employment Agreement representing the portion of Peri’s annual base salary that would be earned over a six-month period (the “Salary Amount”), (b) a lump sum payment of $33,334 in respect of the amounts payable for the prorated portion of Peri’s annual bonus under Section 3.3(a) of the Employment Agreement (the “Bonus Payment”), and (c) the aggregate of any accrued unpaid salary, vacation days and reimbursement of his reasonable business expenses incurred through the Effective Date (the

“Accrued Amounts”), which Accrued Amounts shall be paid by Glowpoint to Peri as soon as reasonably practicable following the Effective Date; provided that payment of the Salary Amount and Bonus Payment shall be subject to the conditions set forth in Section 3.3 of the Employment Agreement. On the express condition that Peri signs and does not rescind the General Release attached as Exhibit A, the Bonus Payment shall be payable by Glowpoint to Peri on the ADEA Effective Date (as defined below) by wire transfer in immediately available funds, and the Salary Amount will be paid in equal installments over a period of six (6) months from the Effective Date in accordance with the Company’s normal payroll practices, provided, however, that payments of the Salary Amount shall not commence until the first payroll date on or following the ADEA Effective Date, and any portion of the Salary Amount that would have otherwise been payable pursuant to this Section 2 on payroll dates prior to the ADEA Effective Date shall instead be withheld and paid on the first payroll date on or following the ADEA Effective Date. All payments under this Section 2 shall be subject to applicable withholdings and deductions.
3.    Benefits. Glowpoint shall pay or reimburse to Peri the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), less an amount equal to the employee contribution portion, if any, payable by Peri for participation in such insurance plans immediately prior to the Effective Date, for the lesser of (a) six (6) months following the Effective Date or (b) the date on which Peri is eligible to receive substantially similar health insurance coverage from another source.
4.    Peri’s Relinquishment of Rights. It is expressly acknowledged and agreed that, subject to the actual receipt by Peri of the consideration to be delivered pursuant to Section 2 above, Peri shall relinquish all rights he may have under Sections 1, 2 and 3 of the Employment Agreement and any and all rights he may have to any other salary, bonus or other compensation. In the event there is no actual receipt by Peri of the consideration to be delivered pursuant to Section 2 above, then Peri shall not have relinquished any such rights.
5.    Acknowledgement of Continuing Rights and Obligations. It is acknowledged and agreed that, except as provided in Section 4 above, Peri shall continue to be entitled to his rights under the Employment Agreement. It is further acknowledged and agreed that Peri shall continue to remain obligated under Sections 4 through 16 of the Employment Agreement, including without limitation the non-competition and non-solicitation provisions contained in Section 6 of the Employment Agreement.
6.    General Release. As a condition precedent to Peri receiving the consideration or benefits set forth in Sections 2 and 3 above, the Parties will execute and deliver the General Release attached as Exhibit A on the Effective Date. The General Release shall not become enforceable and effective against Peri until the 8th day after Peri signs and returns it to the Company (the “ADEA Effective Date”). Except for the Accrued Amounts, the consideration and benefits set forth in Sections 2 and 3 shall not be paid or provided until after the expiration of the ADEA Effective Date, on the express condition that Peri does not rescind the General Release.
7.    Indemnity. The Parties specifically agree that notwithstanding anything herein to the contrary, nothing in this Agreement alters, modifies or amends Peri’s rights to indemnification as set out in the Company’s Certificate of Formation or Bylaws, or the Delaware General Corporation Laws (the “Act”). The Company further agrees that if Peri is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Peri was an officer of the Company or any of its subsidiaries affiliates or served at the request of the Company or any of its subsidiaries as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Peri shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended, against all losses or expenses incurred or suffered by Peri in connection therewith.
8.    Representations and Warranties. Each of Peri and Glowpoint (except as to subparagraphs (c) and (e) below), severally and not jointly, warrants and represents as follows:
(a)    He or it has read this Agreement and agrees to the conditions and obligations set forth in it.
(b)    He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.
(c)    Peri has no knowledge of the existence of any lawsuit, charge or proceeding against Glowpoint or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.
(d)    He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.
(e)    Peri admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Peri has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change-in-control benefits, severance benefits, deferred compensation, or other benefits from Glowpoint, which are or could be due to Peri under the terms of Peri’s employment or otherwise.
9.    Section 409A. If any payment or distribution of any type to Peri or for Peri’s benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement, the Employment Agreement or the Stock Agreements (the “Total Payments”), would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), Peri acknowledges that any and all claims related to such 409A Tax constitute Released Claims.
10.    Company’s Successor. In addition to any obligations imposed by law upon any successor to Glowpoint, Glowpoint shall require any successor to all or substantially all of Glowpoint’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform Glowpoint’s obligations under this Agreement to the same extent, and in the same manner, as Glowpoint would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to Glowpoint.
11.    Peri’s Successor. This Agreement shall inure to the benefit of, and be enforceable by, Peri’s personal or legal representatives, designated beneficiary, administrators, executors and heirs. If Peri should die after the date hereof but before any payment or benefit to which Peri is entitled under this Agreement has been received by Peri, all payments or benefits to which Peri would have been entitled had he continued to live (other than any such benefits that, by their terms, terminate upon Peri’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of Peri’s estate.
12.    Restricted Assignment. Except as expressly provided in Sections 10 and 11, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.
13.    Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.
14.    Entire Agreement. This Agreement, together with the General Release attached as Exhibit A, contain the Parties’ entire agreement regarding the subject matter of this Agreement and supersede all prior agreements and understandings between them regarding such subject matter (except as reserved herein). The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.
15.    Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), e-mail delivery, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party, with a copies as follows:
Steven B. Peri
[Address]

Glowpoint, Inc.
[Address]

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.

16.    Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 19), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
17.    Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.
18.    Governing Law. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than New Jersey.

19.    Alternative Dispute Resolution.
(a)    Glowpoint and Peri mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to this Agreement, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration.
(b)    Glowpoint and Peri agree that arbitration shall be held in New Jersey, before a mutually agreed upon single arbitrator licensed to practice law, in accordance with the rules of the American Arbitration Association. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. If the parties are unable to agree on an arbitrator, the matter shall be submitted to the American Arbitration Association solely for appointment of an arbitrator.
(c)    This Section 19 does not cover either Party's right to obtain provisional remedies, or interim relief from a court of competent jurisdiction.
20.    Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
21.    Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PERI:

/s/ Steven B. Peri
Steven B. Peri

GLOWPOINT:

Glowpoint, Inc., a Delaware corporation

/s/ Peter J. Holst
Peter J. Holst, Chief Executive Officer